                                                                    Exhibit 10.5
                                   AGREEMENT


                                    Between

                      ASSOCIATED WHOLESALE GROCERS, INC.

                                      and

                        TEAMSTERS LOCAL UNION NO. 245,
               AN AFFILIATE OF THE INTERNATIONAL BROTHERHOOD OF
                                   TEAMSTERS

- --------------------------------------------------------------------------------

     THIS AGREEMENT made and entered into as of the 30th day of April, 1995, by and between ASSOCIATED WHOLESALE GROCERS, INC., of Springfield, Missouri, hereinafter called "Company," and the Teamsters Local Union No. 245, an affiliate of the International Brotherhood of Teamsters, hereinafter called "Union."

                                   ARTICLE I
                                   ---------
                                  RECOGNITION
                                  -----------

     The Company recognizes the Union as the sole bargaining agency for the employees covered herein as to wages, hours and working conditions. The term "employee" as used in this Agreement includes all warehouse employees employed at the Company's Springfield, Missouri, warehouse; including truck drivers, garage and warehouse maintenance employees, production clerks, and inventory control (WRAPS) clerks but excluding office employees, salesmen, factory employees, janitorial employees, night watchmen and supervisors as defined in the National Labor Relations Act.

                                  ARTICLE II
                                  ----------
                           NO CONFLICTING AGREEMENTS
                           -------------------------

     The Company agrees not to enter into any agreement with its employees covered hereby, individually or collectively, which in any way conflicts with the terms of this Agreement.

                                  ARTICLE III
                                  -----------
                                UNION SECURITY
                                --------------

     The Company agrees to require as a condition of continued employment that all present employees subject to the provisions of this Agreement must become members of the Union not
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later than the thirty-first (31st) day following the beginning of such employment or thirty-one (31) days following the effective date of this Agreement, whichever is the later, and all new or additional employees who become subject to the provisions of this Agreement must become members of the Union not later than the thirty-first (31st) day following the beginning of such employment, and all such employees must remain members of the Union in good standing thereafter by the payment of initiation fees and dues so long as they remain on the Company's payroll.

                                  ARTICLE IV
                                  ----------
                                   CHECK-OFF
                                   ---------

     The Employer agrees to deduct from the pay of all Employees covered by this Agreement dues and any other lawful assessments of the Local Union having jurisdiction over such employees and agrees to remit to said Local Union all such deductions by the 10th of the month for which the deduction is made. Upon such deductions being authorized in writing, and to the extent so authorized, by the employees, the deduction shall be made from wages owing on the last payroll period in any calendar month of the term of this Agreement. Authorizations shall be made on the form required and no deductions shall be made which are prohibited by law.

     The Company agrees to deduct from the paychecks of all employees covered by this Agreement for voluntary contributions to DRIVE or other such organization established by or participated in by Teamsters Local 245. DRIVE, or such other similar organization, shall notify the Company of the amount designated by the individual employee that is to be deducted on a weekly basis. The Company shall transmit to DRIVE, or other similar organization's headquarters, on a monthly basis, in one (1) check, the total amount deducted, along with each employee's name, social security number, and the amount deducted from each employee's paycheck.

                                   ARTICLE V
                                   ---------
             HOURS OF WORK FOR EMPLOYEES OTHER THAN TRUCK DRIVERS
             ----------------------------------------------------

     Hours of work for employees other than truck drivers shall be as follows:

     Section 1: The regular work week shall consist of four or five days. Eighty-five percent (85%) of all employees shall be scheduled to work four (4) or five (5) consecutive days. For purposes of this provision, all employees working a four (4) ten-hour (10-hour) day schedule with Saturday and Sunday scheduled off or a four (4) ten-hour (10-hour) night schedule with Friday and Saturday scheduled off shall be considered to be on four (4) consecutive work day schedules.

EMPLOYEES WHO WORK A FIVE DAY WORK WEEK:

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          (A) Employees working five (5) days shall be paid at a rate of one and one-half (1 1/2) times the regular hourly rate for all hours in excess of eight (8) hours per day.

          (B) Employees working five (5) days shall be paid at a rate of one and one-half (1 1/2) times the regular hourly rate for all hours worked in excess of forty (40) in any one payroll week.

          (C) In weeks in which a holiday falls, all work by employees working a five (5) day work week in excess of thirty-two (32) hours (excluding work performed on the holiday) shall be paid at the rate of one and one-half (1 1/2) times the regular rate of pay.

          (D) All work performed on the employees' regular days off shall be paid for at the rate of one and one-half (1 1/2) times the regular hourly rate.

EMPLOYEES WHO WORK A FOUR (4) TEN-HOUR (10-HOUR) DAY WORK WEEK

          (A) Employees working four (4) days shall be paid at a rate of one and one-half (1 1/2) times the regular hourly rate for all hours in excess of ten (10) hours per day.

          (B) Employees working four (4) days shall be paid at a rate of one and one-half (1 1/2) times the regular hourly rate for all hours worked in excess of forty (40) in one payroll week.

          (C) In weeks in which a holiday falls, all work by employees working a four (4) day work week in excess of thirty (30) hours (excluding work performed on the holiday) shall be paid at the rate of one and one-half (1 1/2) times the regular hourly rate.

          (D) All work performed on the employees' regular days off shall be paid for at the rate of one and one-half (1 1/2) times the regular hourly rate.

          (E) Employees working a four (4) ten-hour (10-hour) day work week shall have, at a minimum, at least two (2) consecutive days off.

                                  WEEKEND WORK

          (A) Fifty percent (50%) of the employees on the Warehouse Department seniority list shall not be required to work regularly scheduled shifts (in their normal work week which include hours of work) between 2:00 a.m. Saturday and 3:30 p.m. Sunday.

          (B) Not more than fifteen percent (15%) of the employees on the Warehouse Department seniority list shall be required to work two (2) regularly scheduled shifts (in their normal work week which include hours of work) between 2:00 a.m. Saturday and 3:30 p.m. Sunday.

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        (C) Maintenance employees in the Garage and Maintenance employees in the
     Warehouse who were employed by the Company as of April 1, 1978 and who, as of April 1, 1978, were not working a schedule that included hours of work between twelve (12) midnight Saturday and twelve (12), midnight Sunday shall not be required to work hours scheduled between twelve (12) midnight Saturday and twelve (12) midnight Sunday.

                                   GUARANTEE

     Ninety percent (90%) of all regular employees shall be guaranteed forty
(40) hours work each regular work week without layoff (except weeks in which a holiday falls) unless due to slack business or causes beyond the Company's control, in which event layoffs shall be made in accordance with the seniority provisions set forth in Article VIII hereof.

     In weeks in which a holiday falls, the guaranteed work for all employees entitled thereto shall be reduced by eight (8) hours if working five (5) eight
(8) hour shifts, or ten (10) hours if working, four (4) ten-hour (10 hour) shifts.

                                    LAYOFFS
                                    -------

     When an employee is laid off due to slack business, he may be recalled for a day's work with no weekly guarantee, and if an employee elects to take time off, such time shall be deducted from his weekly guarantee. In the event of layoffs after a work week has begun, only those regular employees without a guaranteed work week shall be laid off during that particular week and at the end of that particular week any number of employees formerly guaranteed forty
(40) hours work may be laid off and the number of employees working the following week shall form the basis for determining the ninety percent (90%) of employees who are to be guaranteed forty (40) hours of work during that particular week and the same procedure shall apply to any weeks thereafter.

     If, by department, overtime worked in the Warehouse Department, Warehouse Maintenance Department, or Garage Maintenance Department exceeds twenty percent (20%) during the immediately preceding four (4) week period (twenty-five percent (25%) in any four (4) week period during which a holiday falls) then the Company will, as soon as is practicable, recall sufficient laid off employees in such department(s) to reduce such percentage to the above stated maximum. It is understood by the Union that management shall use its best judgement in complying with this provision. For the Garage Maintenance Department, only, weeks shall not be included in the percentage calculation in which a large amount of the overtime worked resulted from unfavorable weather conditions.

     Section 2: There shall be a regularly scheduled starting time for all regular employees; however, such starting times may vary for different employees or groups of employees. Fifteen percent (15%) of all regular employees may have two different starting times during the work week.

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

     If the change of hours is more than one hour earlier or one hour later than the starting time applicable at the time of the signing of this contract, then the job or jobs involved will be rebid. In the event the Company decides to alter or change the scheduled times of its regular employees, it shall give notice thereof not less than one (1) work week prior to such change unless the employees affected thereby agree to such change on shorter notice.

     The earliest scheduled starting time for the day shift shall not be prior to 5:00 a.m. and the latest scheduled starting time for the day shift shall be not later than 9:00 a.m. No more than ten percent (10%) of the second and third shift may start their work week as much as one (1) hour earlier or later than the bulk of the shift.

     The Company reserves the right to schedule different start times for major segments of the same shift; i.e., perishable versus dry. Regular employees called to work before their regularly scheduled starting time shall be paid at the rate of one and one-half (1 1/2) times their regular hourly rate for all work performed prior to their regularly scheduled starting time.

     Section 3: All regular employees called to work on any work day shall be guaranteed six (6) hours work or six (6) hours pay; provided, however, that regular employees called in for overtime work shall be guaranteed only four (4) hours work, or four (4) hours pay.

     Section 4: The Company agrees that, except as may be necessary to perform additional work required because of power failure, breakdown of equipment, work stoppages, concerted work slowdowns, emergencies or other reasons beyond the Company's control, the Company will not require regular warehouse employees, garage maintenance employees or warehouse maintenance employees to work more than four (4) hours overtime per day beyond the hours regularly scheduled for any day during their regularly scheduled five (5) day work week. No employee working on a four (4) ten-hour (10-hour) day schedule will be required to work more than two (2) hours overtime on a scheduled day beyond their normally scheduled regular hours. For post shift overtime employees will be allowed to volunteer for up to two (2) or four (4) hours of work at the Company's discretion.

     In the event a Warehouse Employee works more than ten (10) hours on a shift, the Company agrees not to impose discipline under its productivity standard for substandard productivity during hours in excess of ten (10) unless the employee's productivity during those excess hours falls below eighty-five percent (85%) of standard performance.

     Section 5: All employees shall be allowed eight (8) hours off duty before their next scheduled shift, or being required to return for any extra overtime shift, after being released from work. A reasonable limit on continuous hours of work shall be established. Employees covered by this
Article V shall be allowed a ten (10) minute break with pay at approximately the mid-point of each half of a regular shift. However, employees working the four
(4) day, ten (10) hour schedule shall be allowed three (3), ten (10) minute breaks during their shift. Employees


                                       5
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working beyond a normal work day shall be given one (1) additional rest break prior to starting such time and an additional break each two (2) hours thereafter.

     Section 6: For those employees working the four (4), ten (10) hour day work schedule, the benefits for holiday pay, jury duty, and funeral leave shall be paid as a ten (10) hour benefit instead of an eight (8) hour benefit as may be provided for elsewhere in this agreement.

     Section 7:
     ----------

     Casual Employees--For warehouse casual employees hired on or before April 29, 1995. The employer may hire, subject to need, persons who will be known as "Casual Employees" or "Casuals." Such casuals may be used as follows:

     1. Casual employees shall be utilized in the Warehouse Department only. (This section governing use of casuals shall not apply to the existing practice concerning the use of extra drivers, which shall continue in effect.)

     2. All casual employees will be subject to the provisions of Articles III and IV effective upon the completion of 45 days of actual work or 60 calendar days, whichever occurs first. Casuals shall be probationary during that 45 or 60 day period, and may be laid-off or discharged with or without cause; provided, however, that the company may not discharge or discipline for the purpose of evading this Agreement, or discriminating against union members.

     3. A separate seniority roster shall be established for casuals, with the employees being ranked according to the first day of actual work for the company.

     4. The most senior casual employee shall be offered regular employee status when the company hires additional regular employees. If the most senior casual declines the offer of regular employment, additional offers shall be made in seniority order to casuals until the position is filled.

     5. Daily work assignments shall be made to available casual employees (on a straight-time basis) by seniority.

     6. If, prior to the completion of a shift, fewer than all casuals assigned to that shift are needed to complete the remaining work, casuals shall be released from work in reverse order of casual seniority.

     7. Casual employees shall not be permitted to work on day shift (first shift).

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     8.   Casuals shall be assigned only to dry grocery order selection unless all regular warehouse employees on the shift have been offered and declined a warehouse work assignment other than dry grocery order selection, in which case a casual may be assigned to that work.

     9. A casual employee notified to report for work who reports at the assigned time shall be guaranteed four (4) hours straight-time work or pay.

     10. Casuals shall be paid one and one-half times their regular rate of pay for all hours worked in excess of forty (40) in any workweek and for all hours in excess of eight (8) in any workday. (Daily overtime shall commence after ten (10) hours of work if a four (4) ten-hour (10-hour) day scheduling procedure is established.)

     11. The limitations on required overtime contained in Article V, Section 4 of this agreement shall apply to casual employees.

     12. When converted to regular employee status, a casual employee who has reported for and worked twenty-three (23) days of active work as a casual shall be immediately entitled to all benefits provided for regular employees under this agreement and shall not be required to serve any further probationary period as a regular employee. A casual converted to regular status prior to the completion of twenty-three
          (23) days of work shall be probationary until the completion of that period at which time all regular employee benefits shall apply.

     13. Disciplinary action with respect to casual employees under the currently effective warehouse productivity standards shall be based on an initial enforcement level of seventy-five percent (75%) during the first forty (40) hours of work in order selection by a casual, and shall increase by five percent (5%) for each forty (40) hour increment of work performed until a ninety-five percent (95%) performance level is required. A casual employee shall be subject to disciplinary action for low productivity using the same criteria as applied to regular employees after the ninety five percent (95%) level has been attained.

     14.  In any work-week in which casual employees are assigned, the forty
          (40) hour guarantee contained in Article V, Section 1, shall be applicable to one hundred percent (100%) of all regular warehouse employees, subject to the exceptions to such guarantee.

     15. The company shall maintain a pool of personal protective clothing and equipment of the same type provided to regular employees. When a

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

          casual employee is assigned to duties normally requiring protective clothing or equipment, the casual employee shall be assigned appropriate clothing or equipment from that pool.

     16. Casual employees shall not be eligible to work daily overtime until all regular employees on duty on a shift have been offered the opportunity to work.

     17. Available casual employees will be required to work overtime on daily overtime, normal days off, or holidays before regular employees are required to work.

     18. The company shall not use any casuals while regular employees in the warehouse department are on lay-off, except that casuals may be utilized subject to the other restrictions of this agreement while regular warehouse employees are being recalled to work but have not yet reported.

     19. Before assigning casuals, the company shall first offer available work to laid-off employees from other departments who have notified the company of their availability for assignment to work which would otherwise be assigned to casuals. While assigned as casuals, such employees shall be paid at the hourly rate applicable to casual employees but shall not be entitled to any fringe benefits except the company shall make the health and welfare and pension contributions to provide coverage for such employees during weeks they are assigned to work in accordance with this provision. Laid-off employees shall not lose any regular recall rights as a result of working as casuals.

     20. Upon request, the union shall be furnished with a weekly listing of all regular warehouse employee absentees, and all casual employees working during the week, including the days and hours of such casual work.

     21. Casual employees assigned to work on contractual holidays shall not be paid holiday pay, but shall be paid one and one-half (1 1/2) times the regular casual rate for holiday work performed, except that work performed on the casual employee's birthday and employment anniversary date shall not be considered holiday work subject to this provision.

     22. Casuals may be used to replace absent regular warehouse employees (1 for 1) who are absent for any reason other than vacation including but not limited to illness, injury, jury duty, funeral leave, union leave, personal holiday, holiday falling during vacation, and personal leave of absence. While the work of casual employees will be primarily on second shift,

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          absences on all shifts among warehouse employees shall be counted in order to determine the number of replacement casuals which may be utilized on any given workday. For purposes of this provision, third shift shall be considered a part of the next following workday.

     23. For twelve (12) weeks each calendar year, as determined by the employer, the employer shall have the right to use supplemental casuals in addition to replacement casuals, but the number of supplemental casuals utilized in any such week shall not exceed the equivalent of fifteen (15) employees per day plus any daily overtime work by casuals in accordance with this agreement.

     24. In weeks other than those designated under paragraph 23 above, the employer shall have the right to use supplemental casuals not to exceed the equivalent of fifteen (15) employees working three (3) days plus any daily overtime work by casuals in accordance with this agreement.

     25. Before supplemental casuals are assigned to work under paragraphs 23 and 24 above on Sunday or Friday, regular warehouse employees not scheduled for work on those days shall be given the opportunity to work voluntary overtime on second or third shift, not to exceed the company's staffing requirements on that shift.

     26. Casuals shall not be entitled to any contractual benefits (such as holidays, jury duty pay, funeral leave, pension, vacations, reporting pay, shift differential, etc.) except as specifically provided under this section.

     27. If supplemental casual hours (not including replacement casual hours) exceed two hundred (200) for a period of four (4) consecutive weeks (but not counting the twelve (12) weeks designated by the employer under paragraph 23 above) the company shall increase the regular warehouse employee workforce by hiring a number of new regular employees sufficient to reduce the average use of supplemental casual hours below the two hundred (200) hours.

     28. The parties intend that casual employees shall be used to fill vacancies which occur due to the absence of regular employees and to provide additional assistance during peak days of normal workweeks and the designated peak workweeks, and that the use of casual employees to erode the regular employee workforce or to evade the terms of this agreement shall not be permitted.

     29. If a major change in circumstances occurs following the execution of this agreement which causes this section to operate in a manner creating

                                       9
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          significant inequity for either of the parties, the parties shall conduct immediate negotiations for modification of this section to correct the unforeseen inequity. If the parties are unable to agree as to the correction of the unforeseen inequity, the matter may be referred to the grievance and arbitration procedure established under
          Article XX, but the jurisdiction of an arbitrator shall be limited to selecting between final negotiating positions of the parties prior to submission of the matter to arbitration. The parties shall adopt that position which the arbitrator determines to be the more reasonable in light of all the circumstances and most nearly in accordance with the primary intent of this section as expressed in Paragraph 28 above.

     30. Regular employees, when casual employees work in a workweek, shall be entitled to at least six (6) hours off duty before their next regularly scheduled shift or before being required to return for any extra overtime shift after being released from work.

     Section 8: For casual warehouse employees hired after April 29, 1995. Notwithstanding any provision in this agreement to the contrary, the Company may hire, subject to need casual warehouse employees. Casual employees may be used on a "one for one" basis to replace any employees absent, this includes, but is not limited to vacations, jury duty, holidays, sick, funeral, etc. Provided, however, the Company may utilize an additional ten (10) casual employees in addition to replacements for absent employees during the week prior to and the week of the following holidays; New Years, Memorial Day, Fourth of July, Labor Day, Thanksgiving, and Christmas.

     (a)  Casual employees will not be a part of the regular seniority list.

     (b) Casual employees will not be entitled to fringe benefits such as, but not limited to vacations, holidays, funeral leave, jury pay, health and welfare, and pension.

     (c) Casual employees called to work shall be guaranteed four (4) hours pay.

     (d) No casual employee shall work shift overtime unless regular employees on that shift have been first offered the opportunity to work such overtime.

     (e) Casual employees may be worked on either a call in or a scheduled basis.

     (f) Casuals will not be utilized on the day shift. However, employees absent from day shift shall be counted to determine the number of "one for one" replacement casuals which may be used on other shifts.

     (g)  In addition to "one for one" replacement casuals, during each of two
          (2) designated days each week after giving all regular employees the opportunity

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

          to volunteer to perform additional work required by the Company, ten
          (10) supplemental casuals day be utilized; after giving regular employees the opportunity to volunteer to work, on Friday night and Saturday night of each week the Company shall be entitled to utilize an unlimited number of casuals.

     (h) Casual employees who have worked in excess of ninety (90) working days and are being promoted to regular status shall not be required to serve a probationary period.

     (i) The hourly rate for casual employees shall be sixty-five (65) percent of the regular warehouseman rate and casuals shall be paid overtime after forty (40) hours of work per week.

                                 ARTICLE VI
                                 ----------
                        HOURS OF WORK FOR TRUCK DRIVERS
                        -------------------------------

Hours of work for truck drivers shall be as follows:

     Section 1: All work by truck drivers in excess of forty (40) hours in any one (1) week shall be paid for at the rate of one and one-half (1 1/2) times the employee's straight time classified hourly rate. All work performed by Drivers on their scheduled days off shall be paid for at the rate of one and one-half (1 1/2) times the regular hourly rate. For these purposes, a pay week shall be deemed to commence at 12:01 a.m. on Sunday of each week. D.O.T. Rules and Regulations with regard to hours and rest period between work shifts shall be adhered to. Ninety percent (90%) of all Drivers will be granted two (2) consecutive days off each week; for this purpose Saturday and Sunday and any other combination of two (2) consecutive days shall be considered as two (2) consecutive days off. After thirty (30) days of employment, employees in the bottom ten percent (10%) of the Driver classification shall be allowed one (1) scheduled day off to be chosen by seniority within that group after the days are initially selected by the Company. This scheduled day off will not be provided during holiday weeks; however, a Driver in the bottom ten percent (10%) of the Driver classification shall receive another day off in addition to the holiday in a holiday work week, said additional day off shall be selected by the Company. During weeks in which a holiday occurs, ninety percent (90%) of all Drivers, on an individual basis, shall be granted two (2) consecutive days off in addition to the holiday. The ninety percent (90%) of Drivers who are entitled to two (2) consecutive days off shall be permitted to bid for their days off on a seniority basis; provided, however, that one hundred percent (100%) of said ninety percent (90%) shall be bid for days off on a midnight-to-midnight basis. Ninety percent (90%) of all Drivers shall be guaranteed forty
(40) hours per week and employees in the bottom ten percent (10%) who have been employed ninety (90) days shall be guaranteed twenty-five (25) hours per week except that these guarantees shall not apply during weeks in which a holiday occurs, or in case of slack business or causes beyond the Company's control in which event layoffs shall be made in accordance with the seniority provisions of
Article VIII hereof. In weeks in which extra Drivers are called in for work, on a one-to-one basis, for each extra Driver so employed one (1) additional Driver shall be added to the ninety-percent (90%) of regular Drivers that are entitled to the aforesaid guaranteed work week. These Drivers will not, however, be granted two (2) consecutive days off as the result of this provision. In weeks in which a holiday falls, the guaranteed work week for all Drivers entitled thereto shall be reduced by eight (8) hours. In weeks in which a holiday falls, all work by Truck Drivers in excess of thirty-two (32) hours (excluding work performed on the holiday) shall be paid at the rate of one and one-half (1 1/2) times the regular rate of pay. If a Driver voluntarily elects to take time off, eight (8) hours shall be deducted from the weekly guarantee. No extra Drivers shall be employed at a time when other Drivers are laid off. A Driver called to work shall be guaranteed six (6) hours time or six (6) hours pay, with the exception, however, that employees called in for overtime work shall be guaranteed only four (4) hours work or four (4) hours pay. If over-time worked by Truck Drivers exceeds twenty-seven and one-half percent (27 1/2%) during the immediately preceding four (4) week period (thirty-two and one-half percent (32 1/2%) in any four (4) week period during which a holiday falls) then the Company will, as soon as practicable, recall sufficient laid off employees to reduce such percentage to the above stated maximum. It is understood by the Union that management shall use its best judgement in complying with this provision.

     Section 2: Truck Drivers on long distance drives shall be allowed and paid their actual expenses for lodging, subject to the following conditions and maximums. Drivers shall not be required to exceed six (6) hours between meals; providing, however, that no more than three (3) meals shall be allowed in any one (1) twenty-four (24) hour period. Drivers starting from the plant on or after 6:00 a.m. of any day will not be allowed expenses for breakfast on that calendar day or for more than two (2) meals for the balance of the twenty-four
(24) hour period. The meal allowance shall be $6.25 per meal. If an overnight layover is necessary, drivers shall be reimbursed for the reasonable cost of a room therefore, upon presentation of a paid bill; provided, however, the Company shall have the right to designate, in advance, where the lodging shall be obtained. In the event a layover shall exceed ten (10) hours, an employee shall begin receiving his regular hourly rate of pay which shall continue for eight
(8) hours and thereafter, shall be off ten (10) hours and on eight (8) hours until the layover is completed. Drivers will be allowed ten (10) hours off duty between trips or legs of overnight trips. In the event a layover should be ten
(10) or more hours to pickup a backhaul, the layover period shall include no more than two (2) meal periods. Receipts shall be obtained by all drivers showing actual cost of all expense items incurred (excluding meals) and shall be turned in to the Company with the expense accounts. All driving within a radius of fifteen (15) miles from the Company's premises in Springfield, Missouri, shall be considered local driving, and driving beyond such radius shall be considered long-distance driving.

     The Company shall allow one three (3) minute call for any Driver whose run changes to an overnight run provided said Driver is made aware of such change after his departure from the home terminal. Any additional time in excess of three (3) minutes shall be the responsibility of the Driver.

     Section 3: Drivers designated as "HOSTLER" (that is, those drivers whose primary duties are handling of trucks and trailers at the Company's warehouse, and occasional local deliveries) shall receive overtime pay at the rate of one and one-half (1 1/2) times the regular hourly rate for all hours in excess of eight (8) hours in any one (1) work day.

     The Hostler positions shall be available to bid every six months on the following basis: One (1) day, one (1) evening, and one (1) night Hostler position shall be bid providing there remains one (1) day, one (1) evening, and one (1) night Hostler position not available for bid.

     Section 4: The Company shall reimburse all employees who are required to obtain D.O.T. physical examinations and for obtaining chauffeurs licenses. The Company may designate where D.O.T. physicals are to be taken; such physical examinations shall be taken in Springfield, Missouri.

     Section 5: Regular drivers shall be given at least one (1) hour's notice, before departure time, when being dispatched. Regular drivers shall be given at least one (1) hour's notice, before their scheduled start time, in the event their scheduled work is cancelled. Drivers shall notify the Company at least one (1) hour before start time, if they are unable to perform their scheduled work.

     Section 6:  Run Bidding - Ninety percent (90%) of the ninety percent
(90%) of road Drivers entitled to two (2) consecutive days off (exclusive of probationary employees and Hostlers) shall be entitled to bid by seniority their first three (3) runs immediately following their second consecutive day off. However, drivers bidding an overnight run shall be allowed to bid two (2) runs, only: If the first run bid is an overnight run, then the bidding driver shall be allowed to bid only one (1) additional run. If the second run bid is an overnight run, then such run shall be the last run the driver shall bid. In no event shall a driver be allowed to bid two (2) overnight runs.

     However, notwithstanding any of the above, the top percent (50%) of the aforementioned ninety percent (90%) of Drivers entitled to bid their runs shall be entitled to bid by seniority their first three (3), four (4) or five (5) runs immediately following their second consecutive day off. An overnight run shall count as two (2) runs for bidding purposes. In no event shall a Driver be allowed to bid three (3) overnight runs.

                               GENERAL PROCEDURES
                               ------------------

     (a) Bids shall be posted for at least one (1) week prior to the time bidding commences. Thereafter, the bidding procedure will commence at least thirty (30) days prior to the time the bid is placed in operation. The completed bid shall be posted at least one (1) week prior to the time the bid is placed in operation. This bidding shall be handled through the dispatch office.

     (b) The duration of each bid period shall be six (6) months and shall be divided as follows:

               The beginning of the week of July 15 to the end of the week of January 8. The beginning of the week of January 15 to the end of the week of July 8.

     (c) All holiday weeks are to be nonbid work weeks. However, the Company will attempt to schedule employees on their normal bids in such weeks whenever the runs and the Driver are both available and it doesn't hinder the dispatch operation or adversely affect the Driver's seniority.

     (d) Drivers entitled to bid two (2) consecutive days off shall bid days off at the same time as the runs are being bid.

     (e) All regular runs and backhauls available before the posting period shall be posted for bid.

     (f) The top fifty percent (50%) of the drivers entitled to bid shall structure their bids so that the total hours for the runs bid by each driver shall not be less than forty (40) hours nor greater than forty-six (46) hours. The other fifty percent (50%) of the drivers entitled to bid shall structure their bids so that total hours for the runs bid by each driver shall not be less than twenty-nine (29) hours nor greater than thirty-seven (37) hours. The Company, at its discretion, shall determine what the expected hours will be for each run available for bid.

     (g) Any driver entitled to bid and failing to bid when notified to do so shall forfeit his right to bid. If a driver is entitled to bid and he fails to do so, such failure does not create a right to bid for a driver who is not otherwise entitled to bid.

     (h) New or additional runs added during a bid period shall be dispatched from the "extra board" until the next bid period. (For the purposes of this Agreement, "extra board" means the pool of drivers available for assignment by the Company at its sole discretion.)

                               SPECIAL PROCEDURES
                              ------------------

     (a) If a bid run is cancelled, the driver assigned to such run shall go to the "extra board" and will be given a run of comparable hours, if available. The company will dispatch the driver so that said driver will be available for his next bid run.

     (b) If a bid run is split, the senior driver shall be assigned to the portion of the run with the most expected hours. The other portion shall be assigned to the "extra board."

     (c) If two (2) or more bid runs combine, the driver assigned to the run normally handling the first stop on the combined run shall be assigned to the combined run. The other driver(s) shall go to the "extra board."

     (d) If a bid run is advanced or delayed over two (2) hours from the original bid starting time, the driver for that run shall go to the "extra board" and the run itself shall be dispatched from the "extra board." The affected driver shall be given a run of comparable hours, if available.

     (e) A backhaul can be added or cancelled on a bid run at any time and the driver assigned to the bid run involved shall remain assigned to such bid run.

     (f) If a driver assigned to a bid run is delayed due to a breakdown, bad weather, road conditions, or any other reason and as a result, is not available for said driver's next bid run, said driver shall go to the "extra board" and said bid run shall be dispatched from the "extra board."

     (g)  If, for any reason other than a reason covered by Special Procedure
          (f), above, a driver is unavailable to take his bid run at its scheduled starting time, then, at the Company's discretion, such driver may be assigned to the "extra board" and such run may be dispatched from the "extra board." The affected driver shall be given a run of comparable hours, if available.

     (h)  "Bumping" is not authorized.

     (i) If a bid run is permanently cancelled, such affected Driver shall be allowed to bid any runs that were left unbid at the end of the bidding process provided said new bid remains within the original bid hour limitations or the Driver can work from the extra board for that particular run for the remainder of the bid period.

     (j) If a bid run that is bid as a "turn" becomes an "overnighter," such bid Driver shall be given the choice of the overnight run or a turn of comparable hours from the extra board if available. Drivers not wanting to go overnight on these bids must sign a form to indicate their choice, and this form must be submitted to the Dispatcher when the Driver initially bids his runs.

     Section 7: Upon completion of a driver's work day that allows such driver to reach or surpass the guaranteed work week, all additional days of work shall be offered first by total seniority and then required by inverse seniority to drivers not on their bid days off and then by inverse seniority to drivers on their bid days off. It is understood that such driver has to have available D.O.T. hours to work before volunteering or being required for such work.

     Section 8: Light Duty for Truck Drivers. Truck drivers who have been off work due to medical disability, and who are physically able to return to work on a light duty basis, shall be allowed to return to work on a light duty basis under the following guidelines:

     1. The limited duty request has to be medically documented by a licensed physician.

     2. In cases where the medical disability is the result of an on-the-job injury, such release for light duty must come from a Company-authorized physician.

     3. In cases where the medical disability is not the result of an on-the-job injury, any light duty release from the employee's personal physician shall, at the Company's discretion, be reviewed by a Company-authorized physician. Should the Company-authorized physician diagnose such employee as fit for full duty, the employee shall return to his/her regular job duties on an unrestricted basis. If the employee's doctor and the Company's authorized doctor disagree as to the employee's fitness for regular duty, the two doctors shall designate a mutually agreeable third physician whose determination as to the employee's fitness shall be final and binding. The expense of the third physician's examination and diagnosis shall be borne by the Company.

     4. The duration of such limited duty shall not exceed thirty (30) calendar days.

     5. Limited duty shall be defined in accordance with the physical restrictions which the physicians involved place upon the employee released for light duty.

     6. Limited or light duty runs shall only come from the "extra board." The Company may assign runs appropriate to the physical restrictions of the limited duty employee without regard to seniority.

                                  ARTICLE VII
                                  -----------
                           NO PYRAMIDING OF OVERTIME
                           -------------------------

                 There shall be no pyramiding of overtime pay.

                                 ARTICLE VIII
                                 ------------
                                   SENIORITY
                                   ---------

     Section 1: Seniority by department shall prevail. Seniority by length of service shall govern in laying off and recalling employees. Seniority also shall prevail in transfers providing the employee is qualified to perform the work. An agreed upon seniority List shall be established and such list shall be available to the Union at all times.

     Section 2: An employee's seniority shall be considered broken only if an emplovee voluntarily quits, or if he has been laid off continuously for a period of more than one (1) year, or if he is called back to work after a layoff and does not report for work within a reasonable time under the then existing circumstances, but in no case more than seven (7) days from date of notification.

     Section 3: Seniority shall be by department, Truck Drivers constituting one department, employees in the Warehouse a second department with Inventory Clerk employees comprising one (1) sub-department in the Warehouse Department, Maintenance employees in the Garage a third department, and Maintenance employees in the Warehouse a fourth department.

     Seniority in the sub-department of Inventory Clerks will be separate for vacation scheduling purposes. In addition, new employees bumping or bidding into the Inventory Clerks' sub-department or present employees who leave and, subsequently, bump or bid back must retain the Inventory Clerk bid for a period of one (1) year.

     In the event an employee bids to another department and satisfactorily completes a thirty (30) calendar day trial period in the new department, then his seniority with the Company shall be transferred to the new department.

     Any employee who bids to maintenance shall go to the bottom of the seniority list and work his way up as a new employee and will have a thirty (30) calendar day probationary period. If successful, he shall retain total seniority for the purpose of earned vacation.

     All Garage Maintenance jobs and Warehouse Maintenance jobs will be posted for bid once each year.

     Section 4: Except as noted below, there shall be no transfers from one department to another unless there is a job open. Where a job is open in a department, employees in such department shall be given first opportunity to fill the job by bidding and the employees from the other departments desiring to transfer, if any, shall be given the next opportunity to fill the job by bidding. Management shall have the right to pass upon employees' qualifications to make any transfers from one department to another, provided there shall be no discrimination practiced in determining same, subject to the grievance and arbitration procedure. When a new job is open or a vacancy occurs, the job will be posted for bid for three (3) working days and the job shall be awarded two (2) days after the expiration of the three (3) day posting period, provided, however, that it is understood and agreed that (1) the bid may be posted with a specified later effective date, (2) the posted job may be cancelled at any time before it is awarded, and (3) that in the event the job bid involves any change of job starting time, then the bid job will not become effective until the later of (a) the effective date posted, and (b) the first day of the new bid job following the expiration of the current work week of the successful bidder. Notwithstanding any other provision of this paragraph which may appear to be to the contrary, no employee shall be permitted to bid on open jobs under the provisions of this paragraph more than three (3) times in any contract year, unless such job involves a higher rate of pay or a change of shift. A change of shift shall be defined as (1) a shift in the majority of an employee's hours from one of three time periods to another (those periods being 6:00 a.m. to 2:00 p.m.; 2:00 P.M. to 10:00 p.m.; and 10:00 p.m. to 6:00 a.m.) or
(2) a change in bid days off. No employee will be permitted to withdraw a bid after the award of the bid is posted and he must then accept the job.

     Section 5: Truck drivers who become physically disqualified to perform their duties as truck drivers under D.O.T. regulations or any other governmental order may, at their option, transfer to the warehouse with full seniority, provided however that they satisfactorily complete a thirty (30) calendar day probationary period. Truck drivers will be eligible to bid immediately upon any open job in the warehouse.

     In the event of a layoff in the garage maintenance or warehouse maintenance department, employees in one of the above departments may displace employees who are less senior in the other. Such employees will be probationary for a thirty
(30) calendar day period and, if discharged, will maintain layoff status in their prior department. Any employee on layoff status will be eligible to bid on openings in other departments before hiring from the outside. Such a bid must be received during the normal posting period and it is the sole responsibility of the laid off employee to become aware of posted positions. Such employee shall be placed at the bottom of the seniority list in the department in which so employed and will be a probationary employee for a thirty (30) calendar day period. If discharged during the probationary period, such employee will maintain layoff status in his prior department.

     Section 6: Each month the Company shall fumish the Union with a list of all employees laid off, discharged, hired or recalled during the period month.

     Section 7: When an employee's regularly assigned job is not required, then the employee will be allowed to choose by seniority any job declared by the Company to be open and available. The opportunity to choose by seniority shall occur only once per shift per employee whose regularly assigned job is not required.

     Section 8: The Company agrees to give five (5) calendar days' notification to all its employees in the event of layoff; however, it is clearly understood that such notification is not required for employees who are not covered by the ninety percent (90%) guaranteed work week provisions, and that such notice is not applicable in cases of discharge or causes beyond the Company's control.

                                  ARTICLE IX
                                  ----------
                                  MANAGEMENT
                                  ----------

     The management of the plant and the direction of the working force including the right to discipline employees and hire, suspend or discharge for proper cause and to relieve employees from duty for any legitimate reason and to make rules and regulations for the conduct of the Company's business is vested exclusively in the Company, provided such action by the Company does not conflict with the provisions of this Agreement.

                                   ARTICLE X
                                   ---------
                                    SAFETY
                                    ------

     The Employer shall not require employees to use any unsafe equipment or to take out on the streets or highways any vehicle which is not in safe operating condition or any vehicle that IS not equipped with safety appliances prescribed by law. All vehicles shall be equipped with air conditioning, heated mirrors, heaters, defrosters, power steering, and air seats. All employees shall promptly report in writing any defect or deficiency in any such equipment or vehicle. All air conditioners shall be kept in good operating condition.

                                  ARTICLE XI
                                  ----------
                                   UNIFORMS
                                   --------

     Section 1: For regular employees assigned to the freezer the Company shall provide freezer suits and boots similar to those being currently used. Employees assigned as meat room fork-lift operators shall be provided freezer suits; meat room selectors, perishable fork lift operators and perishable freight haulers shall be provided freezer suits to the extent of existing practice. The suits and boots will be replaced by the Company each twelve (12) months; provided, however, that replacement may be made at any time the Company, in the exercise of its discretion, determines that a freezer suit or boots are worn out and need replacement. Freezer suits and boots which are so provided to employees by the Company shall become the property of the employees after twelve (12) months of continuous use. The freezer employees shall maintain and be responsible for their suits and boots and shall keep themselves properly attired to do freezer work. The Company shall continue to replace gloves for freezer employees as needed. Warehouse maintenance employees shall, individually, be provided freezer suits for their use and these suits shall be maintained in the maintenance area. For employees working in the dairy cooler, poultry cooler, meat cooler, produce area and perishable dock, the Company shall furnish coveralls, similar to those being currently used, to the employees and it shall be the responsibility of the employees to maintain them, and these coveralls shall belong to the employees at the end of the twelve (12) months of use. The Company will furnish jersey gloves for employees in the dairy cooler, meat cooler, poultry cooler, produce area and perishable dock as needed. Employees who are furnished suits and coveralls under the provisions of this section shall be provided lockers for storage of same; and replacement of suits under this section shall be subject to the grievance and arbitration provisions of Article XX of this contract.

     Section 2: The Company shall furnish coveralls or uniforms for shop employees, fuel men and hostlers and shall launder them. Hostlers shall be furnished adequate rain gear and insulated coveralls. Garage/Maintenance employees shall each be furnished one (1) freezer suit for the duration of this contract. At the end of the contract, such freezer suits will become the property of the employee to whom they have been issued. These suits shall be maintained in the Garage/Maintenance area. These suits will be replaced by the Company, when in the exercise of its discretion, determines that a pair of insulated coveralls or freezer suits are worn out and need replacement. Fuel men shall be assigned freezer suits, rain gear, and boots with liners for their use. These garments shall be the property of the Company and shall be used on the premises only. The Company may require any one or group of employees to wear uniforms designated by it. The Company shall furnish one (1) pair of leather work gloves to each driver every four (4) months.

                                   ARTICLE XII
                                   -----------
                       PROBATIONARY AND REGULAR EMPLOYEES
                       ----------------------------------

     New employees shall be on probation during the first thirty (30) calendar days after employment and during such probationary period may be laid off or discharged with or without cause. Employees retained in service beyond such thirty (30) days (at the request of management and agreed by the appropriate union steward, the probationary period can be extended an additional thirty (30) calendar days) shall be and become regular employees and subject to the Seniority Clause and all the rights of this Agreement; provided, however, that the Company may not discharge or discipline for the purpose of evading this Agreement, or discriminating against Union members.

                                 ARTICLE XIII
                                 ------------
                                   VACATIONS
                                   ---------

     Section 1: Employees under this Agreement shall receive vacation pay as follows: one or more years of employment--two (2) weeks; eight (8) or more years employment--three (3) weeks; fifteen (15) or more years employment--four (4) weeks, and twenty (20) or more years employment--five (5) weeks. Vacation pay shall be computed by multiplying forty-two (42) hours by the prevailing straight time hourly rate at the time employees receive their vacation.

     Section 2: During the first year of employment an employee must work sixty percent (60%) of the year in order to obtain his vacation and must have been employed for the full year. During the second and subsequent years, employees need not comply with the sixty percent (60%) rule above but must not have been on lay off or absent due to sickness or on-the-job injury, in excess of one year to be eligible for the vacation. On-the-job injuries shall count as days worked for first-year employees. No more than one vacation will be taken in any calendar year.

     Section 3: All earned vacations must be taken by employees and no employee shall be entitled to vacation pay in lieu of vacation, except time for unused daily vacation referred to in Section 6 below (unused personal holidays and unused holidays falling within vacations shall be treated in the same manner as unused daily vacation).

     Section 4: The Company's vacation period shall be from January 1 through December 31 of each calendar year. The Company will post its departmental vacation schedule no earlier than November 1 of each year and employees shall select their vacation period by departmental seniority, consistent with the efficient operation of the Company's business. Ten (10) percent of warehouse employees may be on vacation each week during the period commencing Memorial Day week and ending the second full week in August. Five (5) percent of warehouse employees may be on vacation in all other weeks.

     Section 5: Employees shall qualify for a vacation as follows: First-year employees shall not qualify until they have completed an anniversary year; thereafter employees shall qualify for subsequent vacations on a calendar year basis. Employees who have been discharged for dishonesty or insubordination shall not be entitled to vacation pay. Employees who quit after qualifying for a vacation but before taking same shall be entitled to vacation pay for the vacation time earned but not taken provided that such employee shall have worked sixty percent (60%) or more of his last anniversary year but not otherwise. In the event an employee transfers to a different department, such transferred employee's vacation period, if scheduled, shall be rescheduled in accordance with the vacation schedule applicable to the department into which such employee is transferring and the period of such employee's scheduled vacation shall not conflict with any vacation periods of other employees within such department scheduled prior to the effective date of transfer of such transferee.

     Section 6: Employees will be allowed to take one (1) week of vacation one
(1) day at a time provided the employee schedules such day of vacation twenty-four (24) hours in advance. Such daily vacation scheduling shall be by seniority at the time of vacation scheduling and thereafter on a first come first serve basis. The maximum number of employees who may schedule vacation days and floating holidays referred to in Article XIV, Section 6 shall be limited to nine
(9) warehouse employees, six (6) transportation employees, one (1) maintenance employee and one (1) garage employee on the same work day.

     Section 7: Vacation shall start the day immediately following the employee's last regularly scheduled work day and shall end at the starting time of his next regularly scheduled work day.

                                   ARTICLE XIV
                                   -----------
                                    HOLIDAYS
                                    --------

     Section 1: Regular employees shall be paid eight (8) hours or ten (10) hours pay at the straight time hourly rate for the following eight (8) holidays:
New Year's Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, Christmas Day, the employee's birthday, and the employee's anniversary date of employment. Employees shall receive holiday pay even when not worked and regardless of the day of the week on which it falls, provided they comply with the qualifications set forth hereinafter.

     Section 2: In order to qualify for eight (8) hours or ten (10) hours of straight time pay for a holiday not worked, a regular employee must work his regularly scheduled work day which immediately precedes and his regularly scheduled work day which immediately follows the holiday, except in cases of proven illness, or unless an absence is mutually agreed to. If a truck driver's birthday or employment anniversary date occurs on a regularly scheduled day off or on a holiday, then such employee may, with the supervisor's permission, either take as such employee's birthday or employment anniversary date the first work day prior to such birthday, employment anniversary date, or holiday or the first scheduled work day after the birthday, employment anniversary date or holiday. When a holiday falls on one of the regularly scheduled days off of Hostlers and other employees other than truck drivers, such holiday shall be observed either the last regularly scheduled work day prior to such holiday or the next regularly scheduled work day following such holiday depending on which is the closest to such holiday; and it is understood that the provisions of this sentence are not to be construed to apply to Truck Drivers.

     Section 3: In the event a holiday(s) falls within an employee's vacation period he shall be granted an additional day(s) vacation with pay and may reschedule the holiday in accordance with Section 6 hereof.

     Section 4: Employees who are serving their (30) day probationary period are not entitled to holiday pay for holidays falling within the probationary period.

     Section 5: If an emergency requires work on any of the said holidays, the regular employees working on such holiday shall receive the holiday pay referred to above plus one and one-half (1 1/2) times their regular rate of pay for the hours worked on the holiday.

     Section 6: Employees may schedule their birthday and anniversary date of employment holidays and holidays that fall within an employee's vacation period as floating holidays provided the employee schedules such days of vacation twenty-four (24) hours in advance. Such holiday scheduling shall be first by seniority at the time of vacation scheduling and thereafter on a first come first serve basis. The maximum number of employees who may schedule holidays and vacation days scheduled under this provision and under Article XIII, Section 6 shall be limited to nine (9) warehouse employees, six (6) transportation employees, one (1) maintenance employee, and one (1) garage employee on the same work day.

                                  ARTICLE XV
                                  -----------
                                     WAGES
                                     -----

     Section 1: The following shall be the classifications and the rates of pay for the respective periods set forth:

                                      EFFECTIVE  EFFECTIVE  EFFECTIVE
                                       4/30/95   4/28/96    10/27/96
- ------------------------------------   --------  ---------  ----------
Truck Drivers                           $14.41    $14.61      $14.81
Freezermen                              $14.46    $14.66      $14.86
Receiving Clerk                         $14.46    $14.66      $14.86
Warehousemen                            $14.10    $14.30      $14.50
Production Clerk                        $14.10    $14.30      $14.50
Maintenance I                           $14.80    $15.00      $15.20
Maintenance II                          $14.20    $14.40      $14.60
Maintenance III                         $14.10    $14.30      $14.50
Casual, hired on or before 4/29/95      $10.15    $10.15      $10.15
Casual, hired after 4/29/95             $ 9.17    $ 9.30      $ 9.43
Wraps Clerks                            $12.08    $12.95      $13.15

     Section 2: The various jobs available in the warehouse for employees consist of loaders, unloaders, orderfillers, receiving clerks, forklift operators, freezermen, cooler, produce, salvage, checkers, cleanup, repack, cigarette machine, will call, vacation relief, dual function jobs, perishables, and other possible bid jobs. The above jobs will continue to be posted as necessary and a description, if necessary, shall be posted with the job. The Company shall not be restricted to the above listed job openings nor necessarily continue the above jobs, and it is understood that the above jobs can be eliminated, combined, or added to for the better operation of the warehouse at the Company's option (this shall not be construed to permit the Company to continue or create "where needed" or "utility" jobs). Any employee whose job is permanently abolished shall be allowed to move to any job in his department based on his seniority within his department. If a job is worked fifty percent (50%) of the time or more for a period of thirty (30) days, it shall be posted for bid.

     Section 3: Beginners, in all classifications other than casuals, shall receive one dollar ($1.00) per hour less than the above rates the first thirty
(30) days after date of employment, seventy-five (75) cents per hour less than the above rates the next thirty-one (31) through ninety (90) days of employment, fifty (50) cents per hour less than the above rates the ninety-first (91st) through one hundred-eightieth (180th) days of employment, and the regular rate for the particular classifications as set out above after 180th day of employment.

     Casuals promoted to regular status and who have completed more than three
(3) months will begin at seventy-five (75) cents below the current regular rate. If a casual has completed less than three (3) months of employment said casual will begin at $1.00 below the regular rate and progress as a beginner.

     Section 4: The above wages are the minimum rates to be paid. Nothing herein is to prevent the Company from paying any one or more employees above the minimum rates provided for herein, for special merit, incentive, efficiency or ability.

     Section 5: Employees shall perform any work supervision may direct. When an employee is temporarily assigned to a job with a lesser rate of pay, he shall be paid his regular rate of pay. If no work is available in an employee's regular classification, he may voluntarily elect to take a lower rated job and classification rather than accept a layoff. If an employee is assigned to a job classification for which a higher pay is applicable, the employee shall be entitled to receive the higher rate of pay for all time actually worked on the higher pay classified job.

     Section 6: A premium of twenty (20) cents per hour shall be paid for work performed on a regular shift between the hours of 6:00 p.m. and 6:00 a.m.

     This premium pay for night work does not apply to truck drivers or to day workers working on overtime rates, but does apply to Hostlers. It is understood and agreed that if the major portion of the hours of a regular shift fall within the premium hours, then the premium will be paid for all hours worked on that shift, but if the major portion of the hours of any shift fall between 6:00 a.m. and 6:00 p.m., then no premium shall be paid for any hours on such shift.

     Section 7: Maintenance I employees are required to furnish their own hand tools and will receive a $250.00 allowance each six (6) months therefor. Maintenance II employees are required to furnish their own hand tools and will receive $150.00 allowance each six (6) months therefor.

     The Company shall provide all special tools, equipment and supplies, exclusive of hand tools, that the Company shall determine are necessary for the performance of work by Maintenance I employees or Maintenance II employees.

     Section 8: Any warehouse, maintenance or hostler employee injured on the job who requires medical attention will be paid for the remainder of such employee's regular shift (not to exceed eight (8) hours) and truck drivers will be paid for all scheduled hours not worked that trip, if the doctor says the employee cannot return to work that day or trip. The employee shall also be paid lost hours (not to exceed eight (8)) due to his first return trip to the doctor related to an on-the-job injury. The employee shall upon returning to work bring the doctor's statement stating that the employee was not able to return to work on the day or trip of injury.

     Section 9: Maintenance employees shall be paid "cold pay" of 36 cents per hour for all time spent working within the freezer providing the freezer is operational during the time of such work.

     Section 10: If the Company establishes a new classification with a primary function not previously performed by bargaining unit employees, the Company shall initially establish a rate applicable to that classification which shall not be below the minimum current existing rate for a regular employee in the department involved.

     Within thirty (30) days following the commencement of work in that classification, the Union may file a grievance concerning the rate assigned to the classification. If an adjustment in the rate is agreed on during the processing of that grievance, any change in rate shall be retroactive and shall apply to all work performed prior to the change in rate.

     If the parties are unable to agree on appropriate rate, that issue may be appealed to arbitration as provided in Article XX. However, the jurisdiction of an arbitrator in determining the rate appropriate shall be limited to selection between the final positions of the parties at the conclusion of the processing of the grievance. The arbitrator shall determine, in consideration of the bargaining unit wage structure, which final position is most appropriate and shall direct that the classification be compensated at that level. The arbitration award shall apply retroactive to all work performed following the establishment of the classification.


                                   ARTICLE XVI
                                   -----------
                                REDUCTION OF PAY
                                ----------------

     No employee shall suffer a reduction of pay due to the adoption of this Agreement.

                                   ARTICLE XVII
                                   ------------
                              FEDERAL OR STATE LAW
                              --------------------

     Should any Federal or State law be enacted affecting the hours or wages covered by this Agreement and requiring chance therein, then this Agreement shall be open for the purpose of adjusting the part or parts affected thereby.

                                 ARTICLE XVIII
                                 -------------
                                 FUNERAL LEAVE
                                 -------------

          In the event of a death in the immediate family of a regular employee, and if said employee actually attends the funeral of such relative, he shall be paid for time off from work for said purpose as follows: He shall be paid twenty-four (24) hours' pay at his regular rate of pay for his spouse, child, grandchild, father, mother, brother, sister, father-in-law, and mother-in-law, step-parents and spouse's step-parents. He shall be paid eight (8) hours' pay at his regular rate of pay for his brother-in-law, sister-in-law, grandparents of employee, and grandparents of employee's spouse. It is understood and agreed that the "in-law" relationship identified in the preceding sentence described shall relate to the family of the employee's spouse married to the employee at the time of the subject death. For good cause employees will be granted a reasonable amount of additional time off without pay.

                                   ARTICLE XIX
                                   -----------
                                    PENSIONS
                                    --------

     Section 1: For each regular employee covered by this Agreement, the Company shall contribute to the Central States Southeast and Southwest Areas Pension Fund $85.00 per week. Effective the week beginning April 28, 1996, the contribution shall be $91.00 per week throughout and including April 26, 1997. The obligation to pay for and make the required weekly contribution for the Pension Program hereby established for regular employees of the Company shall rest solely with the Company, except as hereinafter provided. Extra, probationary and temporary employees shall not be covered by the pension program established under this Agreement.

     Section 2: The Company shall make weekly contributions for the pension program hereby established for each week worked by regular employees, even though an employee may work only part-time for the Company during a given week. If an emplovee is absent from work during any week because of illness or noncompensable injury and notifies the Company of his absence, the Company shall continue to make the required weekly contributions for a period of not more than four (4) weeks, so long as the employee is on the Company's regular seniority list. If an employee is absent from work during any week due to compensable injury, the Company shall continue to make such weekly payments for a period of not more than six (6) months, so long as the employee is on the Company's regular seniority list.

     Section 3: If a regular employee is absent from work during any week due to layoff or leave of absence granted by the Company, the Company shall not be required to make any weekly contribution for such employee. However, if any regular employee so desires, he may continue his pension program contributions so long as he is on the Company's regular seniority list by making prior arrangements with the Company. The Company shall collect from the employee a sum sufficient to enable the Company to make the weekly contributions due the pension fund.

     Section 4: The Company also agrees to enter into appropriate trust agreements necessary for the administration of such pension fund and to designate the Company's trustees under such Agreement, hereby waiving all notices thereof and ratifying all actions already taken or to be taken by such trustees within the scope of their authority.

     Section 5: Failure of the Company to make any contribution for the pension program as hereinabove provided shall relieve the Union of the no-strike obligation set forth in this

Agreement, unless there is a bona fide dispute as to the amount owed, in which case the matter shall be resolved under the provisions of Article XX hereof.

                                  ARTICLE XX
                                  ----------
                GRIEVANCE PROCEDURE AND ARBITRATION PROCEDURE.
                ----------------------------------------------

     Should differences arise between the Company and the Union, or any employees of the Company, as to the meaning or application of the provisions of this Agreement, such differences shall be settled in the following manner:

     Section 1: The aggrieved employee or employees shall first take the matter up orally with the Department Supervisor and Shop Steward. If a satisfactory settlement is not reached with the Company within one (1) working day, the employee shall submit the grievance in writing, to the Company within seven (7) days.

     Section 2: If a satisfactory adjustment is not agreed upon, the matter shall be referred by the Steward, or in the absence of a Steward, then by the Business Agent of the Union, to the Division Manager of the Companv or some other executive of the Company with authority to act, who shall review the alleged grievance or grievances and offer a decision within seven (7) working days after receipt thereof.

     Section 3: If no agreement has been reached pursuant to the procedure specified in Sections 1 and 2, either the Union or the Company shall have the right to request arbitration of the dispute, and when such is done, the Company and the Union agree to submit the Grievance to an arbitrator as herein provided. Except when mutually agreed by the parties, requests for arbitration must be made within forty-five (45) days of the written denial of the initial grievance. Failure to abide by this time limitation will render the grievance null and void.

     Section 4: Upon either party requesting arbitration, then the parties hereto shall meet and endeavor in good faith to agree upon an arbitrator, this meeting to be held within not more than ten (10) days after a request for arbitration has been made. If the Company and the Union fail to agree upon an arbitrator within ten (10) days after the request for arbitration, then either party may request the United States Mediation and Conciliation Service to furnish the names of seven (7) arbitrators, from which one is to be selected. The party requesting arbitration shall first strike one (1) name from the panel, then the other party shall strike a name and so on until but one (1) is left on the panel and this person shall be the Arbitrator. Both parties agree to act promptly before the Arbitrator in order to obtain an early decision. The Arbitrator shall have the right to construe this Agreement but not to change any of its provisions. The decision of the Arbitrator shall be final and binding upon both parties. The expenses of the Arbitrator shall be borne equally by the Company and the Union.

                                   ARTICLE XXI
                                   -----------
                                    STEWARDS
                                    --------

     The Company recognizes the right of the Union to designate job stewards and alternates from the Company's seniority list. The authority of job stewards and alternates so designated by the Union shall be limited to and shall not exceed the following duties and activities:

     (1) The investigation and presentation of grievances to the Company or the designated Company representatives in accordance with the provisions of the Collective Bargaining Agreement.

     (2) The collection of dues when authorized by appropriate Local Union action.

     (3) The transmission of such messages and information which shall originate with and are authorized by the Local Union, or its officers, provided such messages and information:

          (a)  Have been reduced to writing, or

          (b) If not reduced to writing, are of a routine nature and do not involve work stoppages, slow downs, refusal to handle goods, or any other interference with the Employer's business.

     Job stewards and alternates have no authority to take strike action, or any other action interrupting the Company's business, except as specifically authorized by official action of the Union. The Union agrees that in the event any such action is so authorized by the Union, to notify the Company thereof in writing; prior to any such action in writing, it shall be presumed that it is unauthorized action in breach of this contract and the Employer may take any disciplinary action it may see fit; the Union agrees in such event to, at the same time, do all in its power to remedy the breach and unauthorized action.

     The Company recognizes these limitations upon the authority of job stewards and their alternates and shall not hold the Union liable for unauthorized acts.

     Any employee who may have a grievance may report to the employee's immediate supervisor and explain said grievance; if not resolved by immediate supervisor, employee may ask to see the appropriate Steward and the supervisor will either grant immediate permission to see the Steward, depending upon the nature of the grievance, or will grant permission for the employee to see the Steward as soon as possible but not more than two hours from the time of the request. The employee and Steward shall have a private conversation period of not more than five (5) minutes and thereafter Company supervisory personnel will be present during the remainder of the employee's meetings with the Steward, if such meeting is on Company time.

                                   ARTICLE XXII
                                   ------------
                         ACCIDENT AND HEALTH INSURANCE
                         -----------------------------

     Section 1: The Company shall contribute to a fund, which is to be administered through Trust Agreement of the Central States, Southeast and Southwest Areas Health and Welfare Fund, the sum of $140.70 per week. Effective the week beginning April 28, 1996, the contribution shall be $151.70 per week throughout and including April 26, 1997. These contributions shall be made for each employee covered by this Agreement who has been on the payroll thirty (30) days or more. By the execution of this Agreement, the Company authorizes the Central States, Southeast and Southwest Areas Employer's Association to enter into an appropriate Trust Agreement necessary for the Administration of such Fund, and to designate the Company Trustees under such Agreement, hereby Waiving all notice thereof and ratifying all actions already taken or to be taken by such trustees within the scope of their authority.

     Section 2: If an employee is absent because of illness or off-the-job injury and notifies the Company of such absence, the Company shall continue to make the required contributions for a period of four (4) weeks. If any employee is injured on the job, the Company shall continue to make the required contributions until such employee returns to work; however, such contributions shall not be paid for a period of more than six (6) months. If an employee is granted a leave of absence, the Company shall collect from said employee, prior to the leave of absence being effective, sufficient monies to pay the required contributions into the Health and Welfare Fund during the period of absence.

     Section 3: Contributions to the Health and Welfare Fund must be made for each week on each employee on the general seniority list, including weeks where no work is performed under the provisions of this Agreement, and although contributions may be made for those weeks into some other Health and Welfare Fund. This Section 3 does not apply in cases of layoff.


                                 ARTICLE XXIII
                                 -------------
                             STRIKES AND PICKETING
                             ---------------------

     Section 1: During the term of this Agreement, the Union agrees that it will not cause or permit its members to cause nor will any member of the Union take part in any strike or activity which interferes with production of the Company. Neither the Union nor any of its officers or representatives shall be held liable for any damages resulting, from unauthorized or "wildcat" strikes not called, directed or ratified by them unless they fail to use their best efforts to bring about a cessation to any such unauthorized or "wildcat" strike. The Company may discharge any member of the Union who violates any provision of this Section. The Company agrees that it will not lock out any of its employees during the term of this Agreement.

     Section 2: It shall not be a violation of this Agreement nor grounds for discipline, discharge or replacement of employees for persons covered hereunder to refuse to cross a primary picket line and perform work in any instance where a picket line has been authorized by Local 245 and sanctioned and ratified by Joint Council 56, Kansas City, Mssouri.

                                   ARTICLE XXIV
                                   ------------
                             RULES AND REGULATIONS
                             ---------------------

     The Union agrees to uphold, and the employees shall abide by, the rules and regulations of the Company in regard to punctual and steady attendance, proper and sufficient notification in case of necessary absence, conduct on the job, and all other reasonable rules and regulations established by the Company, each party acknowledging notice and knowledge of present established rules and regulations.

                                  ARTICLE XXV
                                  -----------
                                   JURY DUTY
                                   ---------

     Each regular employee serving on jury duty shall, upon presentation of a statement signed by an officer of the court involved signifying the time he so served on the jury, receive his regular classified rate of pay for the time he is required to be absent from his job for such service (less what pay he received for jury service) but not to exceed ten (10) working days in any one
(1) contract year. If the employee is discharged from the jury before the work-day ends, he must report immediately to the Company for work if time permits him to work at least three (3) hours.

                                 ARTICLE XXVI
                                 ------------
                                 MISCELLANEOUS
                                 -------------

     Section 1: The Company shall determine the qualifications of maintenance employees who bid on jobs posted in the maintenance department. An employee selected to fill the posted job who does not meet the necessary requirements during a fifteen (15) working day trial period, will be returned during or at the end of such period to the employee's previous job. The Company may not discriminate in determining qualifications and any complaint of discrimination is expressly subject to the grievance and arbitration procedure set forth in
Article XX above. When a new job is open or a vacancy occurs, the job will be posted for bid for three (3) working days, excluding Saturday and Sunday. The provisions of this paragraph are applicable to maintenance employees only.

                                 ARTICLE XXVII
                                 -------------
                         MAINTENANCE TRAINING PROGRAM
                         ----------------------------

     The Company agrees that those employees on the roster as of the signing of this agreement in the Warehouse Maintenance and Garage Maintenance departments, including laid off employees should have an opportunity to bid on open or additional Maintenance I positions and receive training to help qualify for such positions. The following terms and conditions apply to the training program:

(1) The employee desiring to enter the program must be able to demonstrate reasonable skill levels and must show reasonable progress throughout the training program, if accepted.

(2)  The training program shall be six (6) months in duration.

(3) During the period of training, the employee shall be paid at his former rate of pay.

(4) Training sessions made available at the AWG facility with attendance required will be paid for at the employee's regular straight time hourly rate whether on or off the employee's normal shift.

(5) Any outside classes, seminars, home study courses, etc., required by the Company will be paid one-half (1/2) by the Company and one-half (1/2) by the employee. Requirement of these types of classes is vested solely with the Company.

                                ARTICLE XXVIII
                                --------------
                               LEAVE OF ABSENCE
                               ----------------

     The employer shall not unreasonably deny unpaid leaves of absence, for not less than one (1) week nor more than ninety (90) days, for compelling personal reasons. Compelling personal reasons shall include family illness or death, performance of civic duties, and other individual and family matters about which the requesting employee shall provide a reasonably specific identification to the employer. Any employee using a leave of absence as a subterfuge shall forfeit his seniority rights and job. The Union will be notified in writing of all leaves of absence. Such leaves may be extended for additional periods of time by mutual agreement of the Company and the Union. No leave of absence shall be granted to any employee for the purpose of trying another job, with the exception of a job for the local Union.

                                   ARTICLE XXIX
                                   ------------
                                       TERM
                                       ----

     This Agreement shall be effective as of 12:01 a.m., April 30, 1995, and shall remain in effect through April 26, 1997, and thereafter from year to year unless either party gives sixty (60) days' written notice to the other prior to April 26, 1997, or any subsequent anniversary date that it wishes to amend, modify or change this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this, the 31st day of May 1995.

ASSOCIATED WHOLESALE GROCERS,             TEAMSTERS LOCAL UNION NO. 245,
INC., of Springfield, Missouri            an affiliate of the International
                                          Brotherhood of Teamsters



By /s/ Gary L. Phillips                   By /s/ Jim Kabell
  ----------------------------            ---------------------------------
       Gary L. Phillips                          Jim Kabell
       Sr. Vice President/Div. Manager           Secretary/Treasurer

                                   AGREEMENT
                                    Between
                       ASSOCIATED WHOLESALE GROCERS, INC.

                                      and

                         TEAMSTERS LOCAL UNION NO. 245,
                AN AFFILIATE OF THE INTERNATIONAL BROTHERHOOD OF
                                   TEAMSTERS

                                 NUMERIC INDEX

ARTICLE I         RECOGNITION....................................... 1
ARTICLE II        NO CONFLICTING AGREEMENTS......................... 1
ARTICLE III       UNION SECURITY.................................... 1
ARTICLE IV        CHECK-OFF......................................... 2
ARTICLE V         HOURS OF WORK FOR EMPLOYEES OTHER
                  THAN TRUCK DRIVERS................................ 2
ARTICLE VI        HOURS OF WORK FOR TRUCK DRIVERS...................11
ARTICLE VII       NO PYRAMIDING OF OVERTIME.........................16
ARTICLE VIII      SENIORITY.........................................17
ARTICLE IX        MANAGEMENT........................................19
ARTICLE X         SAFETY............................................19
ARTICLE XI        UNIFORMS..........................................19
ARTICLE XII       PROBATIONARY AND REGULAR EMPLOYEES................20
ARTICLE XIII      VACATIONS.........................................20
ARTICLE XIV       HOLIDAYS..........................................22
ARTICLE XV        WAGES.............................................23
ARTICLE XVI       REDUCTION OF PAY..................................25
ARTICLE XVII      FEDERAL OR STATE LAW..............................25
ARTICLE XVIII     FUNERAL LEAVE.....................................25
ARTICLE XIX       PENSIONS..........................................26
ARTICLE XX        GRIEVANCE PROCEDURE AND ARBITRATION
                  PROCEDURE.........................................27
ARTICLE XXI       STEWARDS..........................................28
ARTICLE XXII      ACCIDENT AND HEALTH INSURANCE.....................29
ARTICLE XXIII     STRIKES AND PICKETING.............................29
ARTICLE XXIV      RULES AND REGULATIONS.............................30
ARTICLE XXV       JURY DUTY.........................................30
ARTICLE XXVI      MISCELLANEOUS.....................................30
ARTICLE XXVII     MAINTENANCE TRAINING PROGRAM......................30
ARTICLE XXVIII    LEAVE OF ABSENCE..................................31
ARTICLE XXIX      TERM..............................................31


                                   AGREEMENT
                                    Between
                       ASSOCIATED WHOLESALE GROCERS, INC.

                                      and

                         TEAMSTERS LOCAL UNION NO. 245,
                AN AFFILIATE OF THE INTERNATIONAL BROTHERHOOD OF
                                   TEAMSTERS

                                ALPHABETIC INDEX

ARTICLE XXII      ACCIDENT AND HEALTH INSURANCE.....................29
ARTICLE IV        CHECK-OFF......................................... 2
ARTICLE XVII      FEDERAL OR STATE LAW..............................25
ARTICLE XVIII     FUNERAL LEAVE.....................................25
ARTICLE XX        GRIEVANCE PROCEDURE AND ARBITRATION
                  PROCEDURE.........................................27
ARTICLE XIV       HOLIDAYS..........................................22
ARTICLE V         HOURS OF WORK FOR EMPLOYEES OTHER
                  THAN TRUCK DRIVERS................................ 2
ARTICLE VI        HOURS OF WORK FOR TRUCK DRIVERS...................11
ARTICLE XXVIII    LEAVE OF ABSENCE..................................31
ARTICLE XXV       JURY DUTY.........................................30
ARTICLE XXVII     MAINTENANCE TRAINING PROGRAM......................30
ARTICLE IX        MANAGEMENT........................................19
ARTICLE XXVI      MISCELLANEOUS.....................................30
ARTICLE II        NO CONFLICTING AGREEMENTS......................... 1
ARTICLE VII       NO PYRAMIDING OF OVERTIME.........................16
ARTICLE XIX       PENSIONS..........................................26
ARTICLE XII       PROBATIONARY AND REGULAR EMPLOYEES................20
ARTICLE I         RECOGNITION....................................... 1
ARTICLE XVI       REDUCTION OF PAY..................................25
ARTICLE XXIV      RULES AND REGULATIONS.............................30
ARTICLE X         SAFETY............................................19
ARTICLE VIII      SENIORITY.........................................17
ARTICLE XXI       STEWARDS..........................................28
ARTICLE XXIII     STRIKES AND PICKETING.............................29
ARTICLE XXIX      TERM..............................................31
ARTICLE XI        UNIFORMS..........................................19
ARTICLE III       UNION SECURITY.................................... 1
ARTICLE XIII      VACATIONS.........................................20
ARTICLE XV        WAGES.............................................23
